Exhibit 99.16

Pazoo, Inc. Set to Release The Next Max Line Product: Vita Cell Stem Cell Nutrition Concentrate

CEDAR KNOLLS, N.J., Jan. 31, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO (German WKN#: A1J3DK)) is pleased to announce the release of another of the Max Line of products.  The Vita Cell Stem Cell nutrition will be distributed to Nutrition Zone stores throughout New Jersey within the next month.  This marks the third Pazoo Max Line product that is being placed in retail stores – OxyMax H20, Max Plus Multivitamin and now the Vita Cell.

Vita Cell Stem Cell nutrition support helps your body's natural daily adult stem cell repair mechanism and helps you avoid the decrease of adult stem cells as you age, further helping you in your overall health and wellness. There are numerous testimonials regarding stem cell nutrition and the origins of the Vita Cell product with extraordinary stories of successful and life changing benefits from the daily use of this product.  Direct response programs will be created for this product over the next month with a market test to see how best to deliver Vita Cell directly to the consumer. Please click on the following link to view a sample of the product.

http://pazoo.com/VitaCellMaxLine.html

CEO of Pazoo, Inc., David Cunic, said "Most people do take, or should take, a multi vitamin to aide in their daily health. However, it is important to provide a complete Vitamin that also promotes stem cell nutrition.  We do with our Max Plus multivitamin and now we provide the stem cell nutrition concentrate with Vita Cell.  We are steadfast in our mission to improve your every day total health and wellness."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital, TV, and retail stores, as well as its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

About Pazoo, Inc.:
For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.